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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF DEWEY BALLANTINE LLP]

                                               December 10, 2001

MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, MD 20878

Ladies and Gentlemen:

    We are acting as special counsel to MedImmune, Inc., a Delaware corporation ("MedImmune"), in connection with (i) the proposed exchange offer by Apple Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of MedImmune ("Sub"), to exchange shares of common stock of MedImmune for shares of common stock of Aviron, a Delaware corporation (the "Offer"), and (ii) the proposed merger of Sub with and into Aviron, with Aviron as the surviving corporation (the "Merger" and, together with the Offer, the "Transaction"), in each case on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 2, 2001 (together with the exhibits thereto, the "Merger Agreement"), by and among MedImmune, Sub and Aviron. All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

    In our capacity as special counsel, we have participated in the preparation of a registration statement on Form S-4 filed pursuant to the Securities Act of 1933, including the prospectus of MedImmune and Aviron, dated December 10, 2001 (the "Registration Statement"). We have examined the Merger Agreement, the Registration Statement, the Offer Documents, the Schedule 14D-9, the representation letters of MedImmune, Sub and Aviron, each dated today, which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that:

    (i) the Offer and the Merger will be consummated in the manner contemplated in the Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver or modification of any of the terms or conditions contained therein;

    (ii) the Minimum Condition for the Offer set forth in Annex A to the Merger Agreement will be satisfied;

   (iii) the Merger will be completed promptly after the Offer;

    (iv) the statements concerning the Transaction set forth in the Registration Statement and the other documents referred to herein are and, at all relevant times, will be true, accurate and complete, and no action has been or will be taken that is inconsistent with such statements or that makes such statements untrue, inaccurate or incomplete;

    (v) the representations set forth in each of the Officer's Certificates are and, at all relevant times, will be true, accurate and complete and any representation or other statement in either of the Officer's Certificates or the other documents referred to herein made "to the actual knowledge" or similarly qualified is and, at all relevant times, will be, in each case, correct without such qualification;

    (vi) no action has been or will be taken that is inconsistent with any representation contained in either of the Officer's Certificates;

   (vii) each document submitted to us has been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as it has been provided to us;

  (viii) each document submitted to us will constitute a legal, valid, binding and enforceable agreement;
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    (ix) all obligations imposed on, or covenants agreed to by, the parties pursuant to documents relating to the Transaction have been or will be performed or satisfied in accordance with their terms; and

    (x) there will be no change in law between the date hereof and consummation of the Merger that adversely affects (a) the ability to consummate, or the legality of, the Transaction or (b) any federal income tax consequences of any aspect of the Transaction to the extent relevant to the conclusion reached in this opinion.

    Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that for U.S. federal income tax purposes the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). You have not requested, and we do not express, an opinion concerning any other tax consequence of the Transaction or any other transaction contemplated by the Merger Agreement.

    This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. In addition, there is no court decision or other authority that bears directly on certain issues relevant to the treatment of the Transaction as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no assurance can be given that the conclusion reached in this opinion will not be contested by the Internal Revenue Service or, if contested, will be sustained by a court.

    This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. The authorities upon which we have relied in rendering this opinion are subject to change either prospectively or retroactively, and any such change might affect the conclusion stated herein. Moreover, the accuracy of certain facts upon which we rely and assume as correct in rendering this opinion will not be determinable prior to completion of the Merger (which will occur, if it occurs, subsequent to the rendering of this opinion). Any variation or difference in such facts, or any other facts, from those on which we rely and assume as correct, as set forth herein, might also affect the conclusion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any inaccuracy in any facts on which we rely and assume as correct that subsequently come to our attention or of any change or new development in U.S. federal income tax law or the application or interpretation thereof.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "THE OFFER--Material United States Federal Income Tax Consequences" and "LEGAL MATTERS" in the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933.

    This opinion is intended solely for your use and may not be relied upon by any other person without our express written permission.

                                          Very truly yours,

                                          DEWEY BALLANTINE LLP

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